Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-203630-1) of our report dated February 23, 2017, with respect to the consolidated financial statements and schedule of United Airlines, Inc., included in this Annual Report (Form 10-K) of United Airlines, Inc. for the year ended December 31, 2016.

/s/ Ernst & Young LLP

Chicago, Illinois

February 23, 2017